Exhibit 10.76

2007 EXECUTIVE OFFICER BONUS PLAN

The proposed bonus plan covers executive officers.

The basis for determining actual payouts under the bonus plan is the budgeted corporate net income per the 2007 budget plan presented to the Board of Directors (the 2007 Plan).  The payout will be linear up to 100% of the net income in the 2007 budget plan, so that 100% of the target bonus amounts will be paid at 100% achievement of the net income in the 2007 budget plan.  From 100% of the net income in the 2007 budget plan up to 150% of the net income in the 2007 budget plan, the payout will increase linearly from 100% of the 2007 target bonus amount to 200% of the 2007 target bonus amount.  The payout under the 2007 bonus plan is capped at 200%. The actual bonus payments under such awards may, at the discretion of the Compensation Committee of the Board of Directors, be less than or greater than the target amounts, depending on the Corporation’s business performance, and performance of individuals, regardless of whether the goals upon which such bonuses are based are achieved.

The target distribution for the 2007 Plan is contained in the table below.

Title Executive Officers	Name	2007 Base	2007 Target Bonus
President & Chief Executive Officer	Ofer Gneezy	350,000	350,000
Executive Vice President	Gordon VanderBrug	300,000	300,000
Senior Vice President, Finance & Chief Financial Officer	Richard Tennant	250,000	190,000
Senior Vice President, Engineering & Operations	Paul Floyd	225,000	190,000
Senior Vice President, Worldwide Sales	Dan Powdermaker	180,500	90,000	*

*                    Mr. Powdermaker is also eligible to receive sales commissions with a target payment of $90,000 at 100% achievement of 2007 wholesale gross profit quota where the actual amount paid is dependent on the percentage achievement of monthly quota amounts..

These bonus payments will be accrued quarterly based on year-to-date achievement of the financial plan.  Actual bonus amounts will be paid following the end of the year, except that Mr. Powdermaker’s bonus is paid on a quarterly basis and his sales commissions are paid monthly.  The 2007 Plan includes the accrual for the proposed bonuses.